Exhibit 10.66

AMENDED AND RESTATED ADDENDUM TO EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED ADDENDUM TO EMPLOYMENT AGREEMENT (the “Restated Addendum”) is made by and between NUVELO, INC. (the “Company”) and TED W. LOVE (“Executive”) effective as of April 30, 2007.

RECITALS

WHEREAS, Executive has been employed by the Company since January 11, 2001 pursuant to the terms of an Employment and Confidential Information Agreement between Executive and the Company dated January 11, 2001 (the “Employment Agreement”) and an Addendum to Employment Agreement dated January 11, 2001 (the “Original Addendum”);

WHEREAS, the Parties desire to modify the terms of the Original Addendum so as to provide Executive with certain benefits upon a Change of Control and certain additional severance benefits, while leaving intact all provisions of the Employment Agreement; and

WHEREAS, Section 17 of the Employment Agreement permits the Parties to amend the Employment Agreement and Original Addendum through a written instrument signed by the Parties;

AGREEMENT

NOW, THEREFORE, in consideration of the above recitals, Executive’s continued employment with the Company, and the mutual covenants and promises set forth herein, the Parties hereby agree that the following terms shall supersede and replace the Original Addendum in its entirety.

EMPLOYMENT

1.1 Position and Duties: Executive agrees to be employed by and to serve the Company as its Chief Executive Officer and the Company agrees to employ Executive in such capacity, subject to the terms and conditions set forth in the Employment Agreement and this Restated Addendum. In this capacity, Executive shall report to the Company’s Board of Directors (the “Board”).

1.2 Best Efforts. Executive agrees to devote his full time and attention to the Company, to use his best efforts to advance the business and welfare of the Company, and to render his services under the Employment Agreement and this Restated Addendum fully, faithfully, diligently, competently and to the best of his ability. Notwithstanding any other term in the Employment Agreement and this Restated Addendum, the Executive may undertake any of the following activities, provided that such activities do not materially interfere with the proper performance of his duties and responsibilities under the Employment Agreement and this Restated Addendum:

(i)	Executive may engage in charitable activities and community affairs.

(ii)	Executive may manage his personal investments and affairs.

(iii)	Executive may invest in, or own up to 5% of a publicly held company engaged in the same or similar business as the Company.

(iv)	Executive may serve as a director of, or advisor to any corporation which does not compete in any material way with the Company’s business.

(v)	Executive may participate in conferences, prepare or publish papers or books or teach; and

(vi)	Executive may take on other positions of responsibility, with the approval of the Board, which approval shall not be unreasonably withheld.

1.3 Location of Employment. Executive’s principal place of employment shall be at a location that is within thirty (30) miles of the Company’s current headquarters, unless the relocation of the Executive’s principal place of employment by more than thirty (30) miles results in moving Executive’s principal place of employment closer to the Executive’s current residence in Hillsborough, California.

COMPENSATION AND BENEFITS

2.1 Base Salary. For services rendered by Executive under the Employment Agreement and this Restated Addendum, the Company shall pay Executive a base salary of $650,000 per year, less deductions required by law, payable in equal bi-monthly installments. The Board shall review annually Executive’s compensation, and the Board shall adjust Executive’s base salary if the performance of the Company or the services of the Executive reasonably merit an adjustment; provided, however, that at all times Executive’s base salary shall be no lower than the highest base salary paid by the Company to any other Company employee.

2.2 Bonus Plan. The Executive shall participate in Company’s management bonus pool, with bonus payments to be determined and paid based upon written performance objectives to be determined by the Compensation Committee of the Company’s Board.

2.3 Equity Awards. The Company has granted Executive certain options to purchase shares of common stock in the Company (the “Existing Options”). Executive shall also be eligible for additional equity awards from time to time in the future as shall be determined by the Compensation Committee of the Board in its sole discretion, and subject to such vesting, exercisability, and other provisions as the Board may determine in its discretion (the “Future Equity Awards”). Both the Existing Options and the Future Equity Awards shall be governed in all respects by the terms of the applicable equity plan document(s), grant notice(s) and award agreement(s).

2.4 Change of Control Benefits. In the event of a Change of Control (as defined in Section 3.9 herein), the vesting of any equity award granted to Executive prior to the effective date of the Change of Control (whether in the form of an option to purchase shares or shares of restricted stock), including the Existing Options and any Future Equity Awards, shall be accelerated such that 100% of the shares shall be deemed immediately vested as of the effective date of the Change of Control.

2.5 Reimbursement of Expenses. The Company shall reimburse Executive for actual and reasonable business expenses in accordance with Company policy. The Company shall also reimburse Executive for all reasonable legal and accounting expenses and all professional membership dues and continuing professional education in accordance with Company policy.

2.6 Indemnification Agreement. The Company and Executive have entered into an indemnification agreement, the terms and conditions of which are unaffected by this Restated Addendum.

TERMINATION AND SEPARATION PACKAGE

3.1 At Will Employment. Executive and the Company agree that Executive’s employment with the Company is “at-will.” This means that either party may terminate Executive’s employment at any time, with or without cause. However, any termination of Executive’s employment shall be subject to the terms and conditions of the Employment Agreement and this Restated Addendum, including without limitation, the Company’s obligation to pay and/or provide the severance benefits described herein.

3.2 Separation Package for Termination Without Cause and/or Good Reason Resignation. If Executive’s employment is terminated by the Company other than for Cause (as defined below) or if Executive terminates his employment for Good Reason (as defined below), then (in either case) the Company will provide Executive with the following severance benefits: (i) the vesting of any options granted to Executive within the first four years of his employment with the Company (the “Initial Options”) shall immediately accelerate such that all of the shares subject to the Initial Options shall be fully vested and immediately exercisable as of the date of such termination; (ii) the time period following such termination during which Executive is permitted to exercise the Initial Options shall be extended by eighteen (18) months beyond the end of the time period for exercise that otherwise would apply in the absence of this extension (but not, however, beyond the maximum terms of the Initial Options); (iii) the vesting of any Future Equity Awards shall be accelerated such that the awards that would have vested in the twenty-four (24) months following Executive’s last day of employment shall be deemed immediately vested as of Executive’s last day of employment; (iv) the Company shall pay Executive, in one lump sum, twenty-four (24) months of Executive’s then current base salary (subject to standard payroll deductions and withholdings)(with such payment to be made within fifteen days after the effective date of the release referenced in Section 3.4 below); and (v) the Company will pay the premiums necessary to continue Executive’s health insurance benefits for Executive and his family for the twenty-four (24) months following Executive’s last day of employment at the same level of benefits and the same cost to Executive as existed immediately before Executive’s last day of employment, provided that Executive has elected continuation of coverage under federal COBRA and analogous state law such that continuation of coverage shall be considered to have been provided pursuant to such laws. The benefits set forth in this Section 3.2 are referred to as the “Separation Package.” Executive shall not be entitled to any other severance benefits from the Company other than those expressly set forth herein, including any severance benefits under the Company’s Change in Control and Severance Benefit Plan.

3.3 Additional Severance Benefit for Termination Without Cause and/or Good Reason Resignation Following A Change of Control. If Executive’s employment is terminated by the Company other than for Cause (as defined below) or if Executive terminates his employment for Good Reason (as defined below), and (in either event) such termination occurs within twelve months following the effective date of a Change of Control (as defined herein), then in addition to the Separation Package, Executive shall also receive a lump sum payment equal to two times Executive’s target bonus for the year in which Executive’s termination occurred, subject to standard payroll deductions and withholdings. This amount shall be paid within fifteen days after the effective date of the release referenced in Section 3.4.

3.4 Release. As a condition to receipt of any severance benefits under the Employment Agreement and this Restated Addendum, Executive shall be required to provide the Company with an effective general release of any and all known and unknown claims against the Company and its officers, directors, employees, shareholders, parents, subsidiaries, successors, agents, and affiliates in a form acceptable to the Company.

3.5 Termination For Cause and/or Resignation Without Good Reason. If the Company terminates Executive’s employment for Cause (as defined below) or Executive terminates his employment without Good Reason (as defined below), Executive shall not receive any severance benefits from the Company, including (without limitation) the Separation Package. For purposes of the Employment Agreement and this Restated Addendum, a resignation tendered by Executive pursuant to a direct request of the Board where no Cause exists shall be deemed an involuntary termination without Cause, and Executive shall be entitled to the Separation Package.

3.6 Benefits. Following termination, Executive shall cease to be a Company employee and shall not be entitled to any benefits other than the severance benefits set forth herein.

3.7 Cause. “Cause” shall mean (i) Executive’s willful refusal or willful failure to comply with a lawful instruction of the Board, or (ii) Executive’s conviction of any felony involving an act of moral turpitude. The Company may not terminate Executive for Cause under subsection (i) above unless the Company gives Executive written notice of its intent to terminate Executive for Cause with an explicit written explanation for all reasons for the for Cause termination, and the Company, in good faith, permits Executive thirty (30) days to cure the alleged wrongs. If the Executive cures the alleged wrongs within thirty (30) days of such notice, he cannot be terminated for Cause.

3.8 Good Reason. “Good Reason” shall mean (i) the material reduction or material modification of Executive’s authority, duties, title or responsibilities without his prior written consent, provided that a change in the number of persons reporting to the Executive shall not, by itself, constitute Good Reason, or (ii) the material reduction or material modification of Executive’s base salary, Executive’s stock option rights as set forth in the Employment Agreement or this Restated Addendum or employee benefits without his prior written consent, or (iii) any requirement that Executive move his principal place of employment more than thirty (30) miles from the Company’s current headquarters unless the relocation of Executive’s principal place of employment by more than thirty (30) miles results in moving his principal place of employment closer to the Executive’s current resident in Hillsborough, California. Executive shall give the Company written notice of his intent to resign for Good Reason (“Notice of Good Reason”) thirty (30) days before the date he will terminate his employment (“Good Reason Termination Date”). In the event the Company disputes that Executive has Good Reason, the Company shall inform Executive in writing before the Good Reason Termination Date of every reason that the Company disputes Executive’s Good Reason claim. In the event that the Company disputes the existence of Good Reason, Executive, at his sole discretion, shall have the right to withdraw his notice of intent to resign for Good Reason and to continue his employment under the same terms and conditions as if no Notice of Good Reason had been given.

3.9 Change of Control. “Change of Control” shall mean (i) any event in which the Company sells, transfers, or disposes of by other means all or substantially all of the Company’s assets (or consummation of any transaction having similar effect), or (ii) the dissolution or liquidation of the Company, or (iii) any merger, consolidation or transfer of securities of the Company with, to or into another corporation, entity or person, other than a merger, consolidation or transfer of securities in which the holders of more than 50% of the shares of capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by the voting securities remaining outstanding or by their being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of the Company, or such surviving entity, outstanding immediately after such transaction.

3.10 Death. In the event of Executive’s death while Executive is an employee of the Company, the Company shall pay the Separation Package set forth in Section 3.2 of this Restated Addendum to Executive’s heirs.

3.11 Disability. In the event of Executive’s Disability for any period of at least six consecutive months while Executive is an employee of the Company, the Company shall have the right, which may be exercised in its sole discretion, to terminate Executive. In the event the Company elects to terminate Executive, the Company shall pay Executive the Separation Package set forth in Section 3.2 of this Restated Addendum. For purposes of this Restated Addendum, “Disability” shall mean the inability of Executive to perform the employment services called for in the Employment Agreement or this Restated Addendum by reason of physical or mental illness or incapacity as determined by a physician chosen by Executive and reasonably satisfactory to Company or its legal representative.

3.12 Parachute Payments.

(i) Best After-Tax Result. If any payment or benefit Executive is to receive under this Restated Addendum would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (the “Code”), or any comparable federal, state, or local excise tax (such excise taxes, together with any interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Executive shall be entitled to receive the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the payment that would result in no portion of the payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater amount of the payment notwithstanding that all or some portion of the payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the payment equals the Reduced Amount, reduction shall occur in the following order unless Executive elects in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the date on which the event that triggers the payment occurs): reduction of cash payments; cancellation of accelerated vesting of stock awards; and reduction of employee benefits. In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of Executive’s stock awards unless Executive elects in writing a different order for cancellation. Notwithstanding the foregoing, Executive shall be permitted to elect to reduce any payments or benefits constituting “parachute payments,” even if the provisions of this Section 3.12 would not otherwise require such reduction, provided that such election is made in writing prior to the date of the event that triggers the payments or benefits (or, if made on or after such date, is approved by the Company).

(ii) Use of Third Party Expert. The accounting firm engaged by the Company for the purpose of rendering general tax advice as of the day prior to the effective date of the Change in Control shall perform the calculations required by this Section 3.12. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity, or group effecting the Change in Control, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within fifteen (15) calendar days after the date on which Executive’s right to a Payment is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive. If the accounting firm determines that no Excise Tax is payable with respect to a payment to Executive, it shall furnish the Company and Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to such payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding, and conclusive upon the Company and Executive.

3.13 Application of Section 409A. In the event that any severance benefit provided under this Restated Addendum fails to satisfy the distribution requirement of Section 409A(a)(2)(A) of Code as a result of Section 409A(a)(2)(B)(i) of the Code, the provision of such benefits shall be accelerated to the minimum extent necessary so that the benefit is not subject to the provisions of Section 409A(a)(1) of the Code. (The payment schedule as revised after the application of the preceding sentence shall be referred to as the “Revised Payment Schedule.”) However, in the event the payment of benefits pursuant to the Revised Payment Schedule would be subject to Section 409A(a)(1) of the Code, the payment of such benefits shall not be paid pursuant to the original payment schedule or the Revised Payment Schedule and instead the payment of such benefits shall be delayed to the minimum extent necessary so that such benefits are not subject to the provisions of Section 409A(a)(1) of the Code. The Company may attach conditions to or adjust the amounts paid pursuant to this Section 3.13 to preserve, as closely as possible, the economic consequences that would have applied in the absence of this Section 3.13; provided, however, that no such condition or adjustment shall result in the payments being subject to Section 409A(a)(1) of the Code.

ADDITIONAL PROVISIONS

4.1 Entire Agreement. The Employment Agreement and this Restated Addendum contain the full, complete, and exclusive embodiment of the entire agreement of the parties with regard to the subject matter hereof and supersede all prior communications, representations, or agreements, oral or written, and all negotiations and communications between the parties relating to the Employment Agreement and this Restated Addendum (including the Original Addendum). Executive represents that he has not entered into this Restated Addendum in reliance on any representations, written or oral, other than those contained herein. Any ambiguity in this document shall not be construed against either party as the drafter.

4.2 Successors, Binding Agreement. The Employment Agreement and this Restated Addendum shall not automatically be terminated by the voluntary or involuntary dissolution of the Company or by any merger or consolidation, whether or not the Company is the surviving or resulting corporation, or upon any transfer of all or substantially all of the assets of the Company. In the event of any such merger, consolidation or transfer of assets, the provisions of the Agreement and this Restated Addendum shall bind and inure to the benefit of the surviving or resulting corporation, or the corporation to which such assets shall have been transferred, as the case may be; provided, however, that the Company will require any successor to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to Executive, to expressly assume and agree to perform the Employment Agreement and the Restated Addendum in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

4.3 No Mitigation. Executive shall have no duty to mitigate any breach of the Employment Agreement and/or this Restated Addendum.

4.4 Headings. Section headings in the Employment Agreement and this Restated Addendum are for convenience only and shall be given no effect in the construction or interpretation of the Employment Agreement and this Restated Addendum.

4.5 Notice. All notices made pursuant to the Employment Agreement and this Restated Addendum, shall be given in writing, delivered by a generally recognized overnight express delivery service, and shall be made to the Company’s principal place of business, attention Legal Department, and to the Executive’s residence.

4.6 Facsimile Signatures. This Restated Addendum may be entered into by facsimile signatures, and in counterparts, all of which taken together shall constitute one original agreement.

IN WITNESS WHEREOF, the parties execute and deliver this agreement as of the day and year first above written.

NUVELO, INC.

By:	/s/ Mark L. Perry

Mark L. Perry
Print Name

Chair, Compensation Committee
Print Title

TED W. LOVE

/s/ Ted W. Love